                        A. H. Belo Corporation                        Exhibit 12
                Computation of Ratio of Earnings to Fixed Charges
                             (Dollars in thousands)


                                                                                    Year Ended December 31,
                                                                ------------------------------------------------------------
                                                                  1994         1995         1996         1997         1998
                                                                --------     --------     --------     --------     --------
Earnings:
     Earnings before income taxes
          and the cumulative effect
          of accounting changes                                 $107,897     $111,014     $144,040     $154,122     $130,460
     Add:  Total fixed charges                                    17,294       32,089       29,009       94,069      112,082
     Less:  Interest capitalized                                     138          957          255          510        1,680
                                                                --------     --------     --------     --------     --------
               Adjusted earnings                                $125,053     $142,146     $172,794     $247,681     $240,862
                                                                ========     ========     ========     ========     ========

Fixed Charges:
     Interest                                                   $ 16,250     $ 30,944     $ 27,898     $ 91,288     $109,318
     Portion of rental expense
          representative of the
          interest factor (1)                                      1,044        1,145        1,111        2,781        2,764
                                                                --------     --------     --------     --------     --------
               Total fixed charges                              $ 17,294     $ 32,089     $ 29,009     $ 94,069     $112,082
                                                                ========     ========     ========     ========     ========

Ratio of Earnings to Fixed Charges
                                                                    7.23x        4.43x        5.96x        2.63x        2.15x
                                                                ========     ========     ========     ========     ========



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(1) For purposes of calculating fixed charges, an interest factor of one third was applied to total rent expense for the period indicated.